August 9, 2012

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: Victory Energy Corporation Commission File No: 002-76219-NY

Dear Ladies and Gentlemen:

On August 3, 2012, we were notified by the chief financial officer of Victory Energy Corporation (the “Company”) that we were being terminated from our role as the independent registered public accounting firm for the Company. We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 9, 2012 (the “Current Report”). Our response to the disclosure is as follows:

Paragraph 1

Weaver has no comment and/or takes no exception to the information contained in paragraph 1, except as follows:

•	Weaver makes no comment with respect to the re-engagement of WilsonMorgan LLP. Weaver has no way of knowing the details and/or status of their re-engagement.

Paragraph 2

Weaver has no comment and/or takes no exception to the information contained in paragraph 2, except as follows:

•	Weaver makes no comment with respect to the accuracy of the years and/or quarters the Company asserts were audited and/or reviewed, respectively, by WilsonMorgan LLP. Weaver has not undertaken steps to determine the years and/or quarters of engagement of WilsonMorgan LLP.

•	Weaver believes all references to the Company’s financial statements throughout the document should be referenced as “consolidated financial statements” due to the Company presenting consolidated financial statements for the periods, years and/or quarters noted.

Paragraph 3

Weaver has no comment and/or takes no exception to the information contained in paragraph 3.

Paragraph 4

Weaver has no comment and/or takes no exception to the information contained in paragraph 4, except as follows:

•	While Weaver did not report on the year and quarter referenced, we did undertake the normal and ordinary professional obligations with respect to predecessor auditor inquiries and workpaper review. While performing these procedures, it came to our attention the Company had reported 100% of the earnings/losses and equity of Aurora Energy Partners, a consolidated subsidiary, of which the Company owns 50% of the equity interests. The remaining 50% is owned by a 3rd party. Weaver does not believe this presentation to be in compliance with the accounting guidance in Accounting Standards Codification 810-10-45. Furthermore, Aurora Energy Partners is not a corporation, but a partnership. In concert with the noted procedures, Weaver noted the partner’s capital of Aurora Energy Partners was classified as additional paid-in capital rather than partner’s capital or noncontrolling interest.

•	Weaver is of the understanding that our termination as the independent registered public accounting firm for the Company is a direct result of the noted disagreement(s) of the application of generally accepted accounting principles. Furthermore, Weaver cannot comment on the Company’s ability to timely meet its reporting requirements.

Very truly yours,

Weaver and Tidwell, L.L.P.